Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 5) of our report dated March 28, 2022, with respect to our audit of the consolidated financial statements of Agape ATP Corporation for the year ended December 31, 2021, which report appears in the Prospectus, and part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement. We were dismissed as auditors on October 20, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

April 14, 2023